UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2012

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 9, 2012, Roberts Realty Investors, Inc., the registrant, through its operating partnership entered into a sales contract for the sale of its 20.6-acre Peachtree Parkway property to Lennar Multifamily Investors, LLC (“Lennar”), an unrelated third party, for $7,590,000.  The Peachtree Parkway property is zoned for 253 apartment homes.  The purchase price is payable in cash and is not subject to a financing contingency.  Lennar is required to deposit $50,000 with an escrow agent as earnest money by October 15, 2012.  Lennar has until November 30, 2012 to conduct due diligence and must deposit another $250,000 in earnest money no later than December 6, 2012 if it elects to move forward with the purchase.  If Lennar elects not to proceed with the transaction by giving notice of that election to us by November 30, 2012, the contract will be terminated, and Lennar’s $50,000 escrow payment will be refunded to it.  If Lennar elects to proceed and pays the $250,000 in earnest money as required, our only remedy for Lennar’s failure to close and consummate its acquisition of the Peachtree Parkway property will be to obtain the earnest money deposit.  The closing of the transaction is scheduled for January 31, 2013.

When we purchased the Peachtree Parkway property in December 2004, we assumed and became bound by a pre-existing restrictive covenant on the property that was already recorded in the Gwinnett County, Georgia real estate records (the “Restrictive Covenant”) in favor of Roberts Properties Construction, Inc. (“Roberts Construction”).  The Restrictive Covenant provides that if the owner of the Peachtree Parkway property develops it for residential use, Roberts Construction will be engaged as the general contractor for the project on a cost plus basis and will be paid the cost of constructing the project plus 5% profit and 5% overhead.  Roberts Construction is wholly owned by Mr. Roberts, the Company’s Chief Executive Officer and Chairman of the Board.

Lennar has informed us and stated in its offer and in the sales contract that it will not use Roberts Construction as the general contractor.  Lennar would not enter into the sales contract unless the Restrictive Covenant was terminated no later than the closing date at no cost to Lennar.  After being advised by Lennar of this requirement, the audit committee of our board of directors negotiated with Roberts Construction for the release of the Restrictive Covenant.  Roberts Construction agreed in the sales contract to give up its contractual rights to be the general contractor for the project and to release the 2004 Restrictive Covenant on the closing date for a payment of $500,000 from the purchase price to be paid by Lennar.

Although we had planned to, and would have preferred to, develop and construct a multifamily community on the Peachtree Parkway property ourselves, we have not been able to obtain the necessary equity and construction financing.  We concluded that it is in the best interest of the company and our shareholders to sell the Peachtree Parkway property to enable us to repay our $7,000,200 loan with Wells Fargo Bank, N.A., reducing our outstanding debt and releasing our North Springs property that secured the Wells Fargo loan as additional collateral.

Our audit committee, which is composed of three independent directors, approved the transaction in accordance with the committee’s charter in compliance with the applicable listing rules of the NYSE MKT stock exchange.  Our board of directors also approved the transaction in accordance with our Code of Business Conduct and Ethics, with Mr. Roberts abstaining from the vote.

The above description of the material terms of the sales contract with Lennar is qualified in its entirety by reference to the full text of the sales contract dated October 9, 2012, which is attached as Exhibit 10.1 to this report and incorporated into this Item 1.01 by this reference.

Note Regarding Forward-looking Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements relate to our intent, belief, or expectations regarding the sale of our Peachtree Parkway property and the use of the proceeds to repay our Wells Fargo loan.  These statements involve risks and uncertainties, including the risks that Lennar may not elect to proceed with the transaction after its due diligence period and that Lennar may elect thereafter not to close the purchase, notwithstanding its earnest money deposit.  These forward-looking statements are not guarantees of future performance.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For more information about other risks and uncertainties we face, please see the section in our most recent annual report on Form 10-K and quarterly report on Form 10-Q entitled “Risk Factors.”

Item 8.01                     Other Events.

Our annual meeting of shareholders will be held a at 10:00 a.m. EDT on Monday, December 10, 2012 at Villa Christina at Perimeter Summit located at 4000 Summit Boulevard, Atlanta, Georgia.  The record date for the annual meeting is November 5, 2012.

Item 9.01                     Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Exhibit

10.1	Sales Contract dated October 9, 2012 by and between Roberts Properties Residential, L.P. and Lennar Multifamily Investors, LLC (Peachtree Parkway).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: October 11, 2012	By:	/s/ Charles S. Roberts
Charles S. Roberts
Chief Executive Officer